Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

EXCO Resources Announces Transformational Capital Structure Transactions

Highlights

•	Issued $300 million in 1.5 Lien Notes that include the option to pay interest in-kind in common shares or additional debt. Proceeds from issuance were primarily utilized to repay all outstanding indebtedness under the Credit Agreement;

•	Exchanged $683 million of Second Lien Term Loans for a like amount of 1.75 Lien Term Loans that include the option to pay interest in-kind in common shares or additional debt;

•	Increased pro forma liquidity by $116 million, calculated as cash plus the available borrowing capacity under the Credit Agreement;

•	Reduced potential cash interest payments up to $109 million per year, or $433 million through maturity, with option to pay interest in common shares or additional debt on 1.5 Lien Notes and 1.75 Lien Term Loans, subject to certain restrictions;

•	Amended Credit Agreement to establish a borrowing base of $150 million, permit the issuance of the 1.5 Lien Notes and the 1.75 Lien Term Loans, and modify certain financial covenants; and

•	Established structural liquidity to deploy capital towards EXCO’s portfolio of drilling opportunities with high rates of return and financial flexibility to pursue additional liability management initiatives.

DALLAS, TEXAS, March 15, 2017… EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) today announced a series of transactions that will significantly improve its capital structure, including the issuance of $300 million in aggregate principal amount of senior secured 1.5 lien notes due March 20, 2022 (“1.5 Lien Notes”) and the exchange of approximately $683 million of senior secured second lien term loans due October 26, 2020 (“Second Lien Term Loans”) for a like amount of senior secured 1.75 lien term loans due October 26, 2020 (“1.75 Lien Term Loans”). The 1.5 Lien Notes were issued to affiliates of Fairfax Financial Holdings Limited (“Fairfax”), Energy Strategic Advisory Services, LLC (“ESAS”), Oaktree Capital Management, LP (“Oaktree”) and an unaffiliated investor. The proceeds from the issuance of the 1.5 Lien Notes were utilized for the repayment of the entire amount outstanding under EXCO’s credit agreement (“Credit Agreement”), transaction fees and expenses, and general corporate purposes. In connection with these transactions, the Credit Agreement was amended to reduce the borrowing base to $150 million, permit the issuance of the 1.5 Lien Notes and the 1.75 Lien Term Loans, and modify certain financial covenants.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, commented, “We appreciate the continued support and confidence from our investors that participated in these transactions. The option to pay interest in-kind in lieu of cash gives us the opportunity to invest cash in the business to create value for our shareholders. We will continue our disciplined approach to the allocation of capital through our process of prioritizing opportunities based on a profitability index. This capital is currently being put to work on certain locations in the Haynesville shale that are estimated to generate rates of return in excess of 100% based on year end 2016 futures prices. We are developing our long-term plans to incorporate the outcome of these financing transactions, and we’re excited to deploy this capital towards the 850 gross (280 net) operated locations in our portfolio with rates of return in excess of 25%. In addition, our portfolio contains further upside including non-operated locations and operated locations that could generate attractive rates of return through technological advances or improved prices. These transactions also provide flexibility to pursue additional liability management initiatives such as the issuance of equity in exchange for indebtedness, repurchase of indebtedness and asset divestitures.”

The terms of the transactions are outlined below:

Issuance of 1.5 Lien Notes

•	Issued at par;

•	Maturity date of March 20, 2022;

•	Interest is payable in cash at a rate of 8% per annum, or at EXCO’s option, payable in EXCO’s common shares or additional 1.5 Lien Notes at a rate of 11% per annum, subject to certain limitations. Interest is payable bi-annually beginning on September 20, 2017;

•	Investors were issued warrants to purchase an aggregate of approximately 323 million of EXCO’s common shares with an exercise price of $0.93 per share (“Financing Warrants”); and

•	Investors were issued, at their election, either: (a) warrants to purchase EXCO’s common shares at an exercise price of $0.01 (“Commitment Fee Warrants”) or (b) cash. This resulted in the payment of approximately $4 million in cash and the issuance of an aggregate of approximately 6 million Commitment Fee Warrants.

Exchange Transactions; 1.75 Lien Term Loans

•	An aggregate of approximately $683 million principal amount of the Second Lien Term Loans was exchanged for an aggregate of approximately $683 million principal amount of 1.75 Lien Term Loans. Approximately $17 million in aggregate principal amount of the Second Lien Term Loans remain outstanding subsequent to the exchange transactions;

•	The 1.75 Lien Term Loans contain similar terms as the Second Lien Term Loans with appropriate modifications to accommodate the financing transactions;

•	The Second Lien Terms Loans were amended, with the consent of the exchanging lenders, to permit the issuance of the 1.5 Lien Notes and 1.75 Lien Term Loans, and eliminate substantially all of the covenants and events of default;

•	Interest is payable on the 1.75 Lien Term Loans in cash at a rate of 12.5% per annum, or at EXCO’s option, payable in EXCO’s common shares or additional 1.75 Lien Term Loans at a rate of 15% per annum, subject to certain limitations; and

•	Exchanging lenders were issued, at their election, either: (a) warrants to purchase the Company’s common shares at an exercise price of $0.01 (“Amendment Fee Warrants”) or (b) cash. This resulted in the payment of approximately $9 million in cash and the issuance of an aggregate of approximately 20 million Amendment Fee Warrants.

The exercisability of the warrants and EXCO’s ability to pay interest in common shares is restricted until the requisite shareholder approvals are obtained to permit the issuance of such common shares. The Company will also seek approval to amend its charter to increase the number of shares authorized for issuance or to effect a reverse stock split, without a proportionate reduction of authorized shares, at the discretion of the Board of Directors. If requisite shareholder approval is not obtained by September 30, 2017, subject to certain extensions, the interest rate payable in cash on the 1.5 Lien Notes will increase to 15% per annum and the interest rate payable in common shares or additional indebtedness will increase to 20% per annum. EXCO intends to seek approval for these transactions within such period. Upon receipt of shareholder approval, EXCO may elect to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans in common shares at its sole discretion until December 31, 2018. The Company may be required to pay a portion or all of the interest in cash if it meets certain specified liquidity thresholds subsequent to December 31, 2018. The amount of interest paid through the issuance of additional indebtedness on the 1.5 Lien Notes and 1.75 Lien Term Loans is subject to incurrence covenants within certain of the Company’s debt agreements that limit aggregate secured indebtedness to $1.2 billion.

Additional information about the transactions is available in a Form 8-K to be filed by the Company in connection with the transactions described above.

Affiliates of Fairfax purchased approximately $151 million aggregate principal amount of the 1.5 Lien Notes and exchanged approximately $412 million aggregate principal amount of the Second Lien Term Loans for a like amount of the 1.75 Lien Term Loans. Affiliates of Fairfax are current beneficial owners of 9.9% of EXCO’s common shares. Samuel A. Mitchell, a member of EXCO’s Board of Directors, is a Managing Director of Hamblin Watsa Investment Counsel Ltd., the investment manager of Fairfax and certain affiliates thereof.

ESAS purchased approximately $70 million aggregate principal amount of the 1.5 Lien Notes and exchanged approximately $48 million aggregate principal amount of the Second Lien Term Loans for a like amount of the 1.75 Lien Term Loans. ESAS is owned by Bluescape Energy Recapitalization and Restructuring Fund III LP, which is directed by its general partner, Bluescape Energy Partners III GP LLC (“Bluescape”), and is the current beneficial owner 6.6% of EXCO’s common shares. Mr. Charles John Wilder, the Executive Chairman of EXCO’s Board of Directors, serves as the sole manager of Bluescape and has the power to direct the affairs of Bluescape.

Affiliates of Oaktree purchased approximately $40 million aggregate principal amount of the 1.5 Lien Notes. Affiliates of Oaktree are the current beneficial owners of 11.0% of EXCO’s common shares, and B. James Ford, a member of EXCO’s Board of Directors, serves as a Senior Adviser of Oaktree.

These transactions were approved by a special committee of the Board of Directors consisting of the sole disinterested member of the Board of Directors. The Board of Directors authorized and approved the transactions based on the recommendation of the special committee.

Financial Impact of Transactions

EXCO anticipates the transactions will enhance its capital structure, provide the optionality to improve future cash flows and establish structural liquidity to implement its business plan. The financial impact of the transactions includes the following:

•	Increased pro forma liquidity by $116 million;

•	Provides EXCO the optionality to reduce cash interest payments up to $109 million per year through the issuance of common shares or additional indebtedness (based on the assumption that all interest is paid in common shares or additional indebtedness); and

•	Extends weighted average debt maturity from 3.0 years to 3.9 years.

Table 1: Pro forma capitalization

Q4 16; mixed measures

		12/31/16
Factors	Unit	Actual	Pro forma adjustments (1.5 Lien Notes)	Pro forma adjustments (Exchange Transactions)	Pro forma	Delta	%
Cash (1) (2)	$MM	20	35	(13)	42	22	110
Amount drawn on revolver	$MM	229	(229)	—	—	(229)	(100)
1.5 Lien Notes	$MM	—	300	—	300	300	100
1.75 Lien Term Loans	$MM	—	—	683	683	683	100
Second Lien Term Loans	$MM	700	—	(683)	17	(683)	(98)
2018 Senior Notes	$MM	132	—	—	132	—	—
2022 Senior Notes	$MM	70	—	—	70	—	—
Total Debt	$MM	1,131			1,202	71	6
Net Debt	$MM	1,111			1,160	49	4

(1)	Includes restricted cash of $11 million.
(2)	Pro forma cash was reduced by $13 million of cash paid to investors of the 1.5 Lien Notes and lenders of the 1.75 Lien Term Loans electing to receive cash in lieu of warrants, $12 million of estimated transaction fees and expenses associated with the financing transactions, and repayments of additional borrowings of $25 million under the Credit Agreement subsequent to December 31, 2016.

Table 2: Pro forma liquidity

Q4 16; mixed measures

		12/31/16
Factors	Unit	Actual	Pro forma adjustments	Pro forma	Delta	%
Borrowing capacity on revolver	$MM	285	(135)	150	(135)	(47)
Amount drawn on revolver	$MM	229	(229)	—	(229)	(100)
Letters of credit	$MM	10	—	10	—	—
Available for borrowing	$MM	46	—	140	94	204
Cash (1) (2)	$MM	20	22	42	22	110
Liquidity (3)	$MM	66		182	116	176

(1)	Includes restricted cash of $11 million.
(2)	Pro forma cash was reduced by $13 million of cash paid to investors of the 1.5 Lien Notes and lenders of the 1.75 Lien Term Loans electing to receive cash in lieu of warrants, $12 million of estimated transaction fees and expenses associated with the financing transactions, and repayments of additional borrowings of $25 million under the Credit Agreement subsequent to December 31, 2016.
(3)	Liquidity is calculated as cash plus the available borrowing capacity under the Credit Agreement. Management reviews the Company’s liquidity position as part of its analysis of financial flexibility, capital structure and leverage.

Table 3: Warrants and common shares

Q4 16; mixed measures

The following table depicts EXCO’s outstanding common shares as of December 31, 2016 and the warrants issued on March 15, 2017 in connection with the issuance of the 1.5 Lien Notes and exchange transactions.

			Warrants (1)		Common shares (2)
Description	Unit		Exercise price	Outstanding amount	Par value	Outstanding amount
Amendment Fee Warrants	$	/M	$0.01	19,883
Commitment Fee Warrants	$	/M	$0.01	6,471
Financing Warrants	$	/M	$0.93	322,581
Common shares, net of treasury shares	$	/M			$0.001	282,974

(1)	The exercisability of the warrants within this table is subject to conditions including the receipt of certain shareholder approvals. The amount of actual common shares purchased by the exercise of the Financing Warrants could be significantly lower than the amount depicted in this table depending on the holder’s election of either a cash or cashless exercise. The warrants previously issued to ESAS in connection with a services and investment agreement are excluded due to the time and performance based contingencies required for vesting.
(2)	The common shares within this table exclude the potential dilution attributable to the common shares that could be issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans. If the Company elects to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans solely in common shares, the Company would issue approximately 242 million common shares on an annual basis assuming a constant share price consistent with the closing price of $0.56 for EXCO’s common shares as of February 28, 2017. The amount of shares issued to pay interest on the 1.5 Lien Notes and 1.75 Lien Term Loans may significantly differ from this amount due to factors such as fluctuations in the price of EXCO’s common shares, decisions of the Company on the method of interest payments, and limitations on the ability to pay interest in common shares within the indenture governing the 1.5 Lien Notes and credit agreement governing the 1.75 Lien Term Loans.

EXCO plans to pursue additional transactions to improve its capital structure and liquidity, including the issuance of equity in exchange for indebtedness, repurchase of indebtedness or divestitures of assets. The Company is currently evaluating the potential sale of its oil and natural gas properties in South Texas.

Credit Suisse Securities (USA) LLC served as sole placement agent and bookrunner to the Company on the 1.5 Lien Notes and debt adviser to the Company on the exchange transactions. Kirkland & Ellis LLP and Haynes and Boone, LLP served as legal advisers to the Company.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President, Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to, the Company’s ability to obtain the requisite shareholder approvals, the filing of the Definitive Proxy Statement on Schedule 14A (“Proxy Statement”) with the Securities and Exchange Commission (“SEC”), future issuances of common stock as interest payments and the Company’s ability to maintain compliance with the covenants in the indenture governing the 1.5 Lien Notes and the credit agreement governing the 1.75 Lien Term Loans and the Company’s other debt agreements. A discussion of the risks and uncertainties with respect to the Company is set forth in its filings with the SEC. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Important Information for Investors and Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

The requisite shareholder approval matters are expected to be submitted to the shareholders of the Company for their consideration pursuant to a Proxy Statement that will be filed by the Company with the SEC and mailed to the Company’s shareholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS RELATED TO THE TRANSACTIONS DESCRIBED HEREIN THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REQUISITE SHAREHOLDER APPROVAL MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. The Company will make available free of charge at www.excoresources.com (in the “Investor Relations” section), copies of materials it files with, or furnishes to, the SEC, or investors and shareholders may contact the Company at (214) 368-2084 to receive copies of documents that it files with or furnishes to the SEC.

Participants in the Proxy Solicitation

The Company and certain of its respective directors and officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the requisite shareholder approval matters. Information about the directors and officers of the Company is set forth in its Definitive Proxy Statement on Schedule 14A for its 2016 annual meeting of shareholders, which was filed with the SEC on April 6, 2016, as well as its Current Reports on Form 8-K filed with the SEC on April 7, 2016, May 24, 2016, August 22, 2016, October 25, 2016, February 2, 2017 and March 3, 2017. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.